Exhibit 15.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-109572) pertaining to the 2001 Stock Option Plan of STMicroelectronics N.V. of our reports dated February 27, 2025, with respect to the consolidated financial statements and financial statements schedule on page S-1 of STMicroelectronics N.V., and the effectiveness of internal control over financial reporting of STMicroelectronics N.V., included in this Annual Report (Form 20-F) for the year ended December 31, 2024.
/s/ Ernst & Young AG Lancy – Geneva, Switzerland
February 27, 2025